CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Aristotle Funds Series Trust and to the use of our report dated February 29, 2024 on the financial statements and financial highlights of the Aristotle/Saul Global Equity Fund, Aristotle International Equity Fund, Aristotle Value Equity Fund, Aristotle Small Cap Equity Fund, and Aristotle Core Equity Fund, each a series of Aristotle Funds Series Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 29, 2024